EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Avante Colombia, Inc., organized in the Cayman Islands (formerly Avante Colombia S.à r.l., originally organized in Luxembourg)

La Cortez Energy Colombia, Inc., organized in the Cayman Islands

La Cortez Energy Colombia E.U., organized in Colombia